Exhibit 5.1

Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512

June 29, 2007

StealthGas Inc.
331 Kifissias Avenue
Erithrea 14561
Athens, Greece

Form S-8 Registration Statement

Dear Sirs:

We have acted as special counsel to StealthGas Inc. (the ‘‘Company’’) on matters of Marshall Islands law in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the ‘‘Act’’) of a Registration Statement on Form S-8 (the ‘‘Registration Statement’’) relating to the registration of 1,440,000 shares of Common Stock, par value $0.01 per share, of the Company (the ‘‘Shares’’), which may be issued to eligible participants pursuant to awards granted under the Company’s 2005 Equity Compensation Plan (the ‘‘Plan’’).

In rendering this opinion, we have examined originals or photocopies of the Registration Statement, the Plan and all such other documents, including certificates of public officials and representatives of the Company, as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photocopies and the accuracy of the factual representations made to us by officers and other representatives of the Company. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands law as of the date hereof. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of The Marshall Islands on June 19, 2007.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation incorporated, validly existing and in good standing under the law of the Republic of The Marshall Islands.

B.	The Shares, when issued and the consideration therefor has been paid for as contemplated by the Plan and the terms of the awards made thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Watson, Farley & Williams (New York) LLP

Watson, Farley & Williams (New York) LLP